Exhibit 22.1

Obligors

From time to time, the subsidiaries of Southwestern Energy Company listed in the following table may be obligors under debt securities issued by Southwestern Energy Company pursuant to the registration statement to which this list is filed as an exhibit.

Name of Subsidiary	State or Other Jurisdiction of Incorporation or Organization	Obligor Type
A.W. Realty Company, LLC	Texas	Guarantor
Angelina Gathering Company, L.L.C.	Texas	Guarantor
SWN Drilling Company, LLC	Texas	Guarantor
SWN E & P Services, LLC	Texas	Guarantor
SWN Energy Services Company, LLC	Texas	Guarantor
SWN International, LLC	Delaware	Guarantor
SWN Midstream Services Company, LLC	Texas	Guarantor
SWN Producer Services, LLC	Texas	Guarantor
SWN Production Company, LLC	Texas	Guarantor
SWN Production (Louisiana), LLC	Texas	Guarantor
SWN Production (Ohio), LLC	Texas	Guarantor
SWN Water Resources Company, LLC	Texas	Guarantor
SWN Well Services, LLC	Texas	Guarantor